OrthoPediatrics Corp. Reports First Quarter 2018 Financial Results

Conference Call to Discuss Results Tomorrow at 8:00 a.m. ET

WARSAW, Indiana, May 14, 2018 — OrthoPediatrics Corp. (NASDAQ:KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today its financial results for the first quarter ended March 31, 2018.

First Quarter & Recent Highlights

•	Increased total revenue 23.9% to $12.1 million for first quarter 2018, from $9.8 million in first quarter 2017

•	Deployed $5.5 million of consignment sets during the first quarter 2018

•	Added 9 incremental U.S. sales representatives in the first quarter 2018 for a total of 84

•	Launched Titanium PediPlates® and upgraded PediFlex™ Advanced system

•	Received FDA 501(k) clearance for 25th surgical system, Pediatric Nailing Platform | FEMUR

•	Recognized as one of the 100 Best Places to Work in Indiana for second year

Mark Throdahl, Chief Executive Officer of OrthoPediatrics, commented, “We are very pleased by our solid start to the year with greater than anticipated first quarter revenue growth of 24%. Since becoming a public company last October, we have exceeded anticipated growth in every quarter. While all of our product lines contributed, strong domestic scoliosis sales continued to outpace the industry, further establishing our leading market position in pediatric orthopedics. In addition, we significantly increased our investment in consignment sets to $5.5 million and R&D by 77%, which helped support the FDA 510(k) clearance of our Pediatric Nailing Platform | FEMUR. These investments will further enable our expanding sales force to drive future growth. Once again, we are honored to be recognized as one of the 100 Best Places to Work in Indiana, which validates our culture and its commitment to transforming the lives of children around the world with orthopedic conditions.”

First Quarter 2018 Financial Results
Total revenue for the first quarter of 2018 was $12.1 million, a 23.9% increase compared to $9.8 million for the same period last year. U.S. revenue for the first quarter of 2018 was $8.7 million, a 18.0% increase compared to $7.3 million for the same period last year, representing 71.5% of total revenue. International revenue was $3.4 million, a 41.8% increase compared to $2.4 million for the same period last year, representing 28.5% of total revenue.

Trauma and Deformity revenue for the first quarter of 2018 was $9.1 million, an 17.9% increase compared to $7.7 million for the same period last year. Scoliosis revenue was $2.7 million, a 39.7% increase compared to $1.9 million for the first quarter 2017. Sports Medicine/Other revenue for the first quarter of 2018 was $0.3 million, a 186.0% increase compared to $0.1 million for the same period last year.

Gross profit for the first quarter of 2018 was $8.9 million, a 20.3% increase compared to $7.4 million for the same period last year. Gross profit margin for the first quarter of 2018 was 73.7%, compared to 76.0% for the same period last year, primarily driven by a higher mix of international revenue, including instrument set sales.

Total operating expenses for the first quarter of 2018 were $13.3 million, a 61.3% increase compared to $8.3 million for the same period last year. The increase in operating expenses was primarily driven by $2.2 million of non-cash stock compensation in the first quarter of 2018 reflecting restricted stock accelerated vesting six months after our IPO. This compared to $0.3 million in non-cash stock compensation in the first quarter of 2017. The operating expense increase was also driven by higher commissions, R&D, and the addition of public company expenses. Operating loss for the quarter increased to ($4.4) million from ($0.8) million for the same period last year.

Net interest expense for the first quarter of 2018 was $0.6 million, a 24.0% increase compared to $0.4 million for the same period last year, due to the use of incremental debt during 2017.

Net loss for the first quarter of 2018 was ($5.0) million, compared to ($1.3) million for the same period last year. Net loss per share attributable to common stockholders for the first quarter of 2018 was ($0.41) per basic and diluted share, compared to ($1.55) per basic and diluted share for the same period last year. Adjusted EBITDA for the first quarter of 2018 was ($1.2) million as compared to zero for the first quarter of 2017. The change was primarily driven by higher R&D and legal expenses. See below for additional information and a reconciliation of non-GAAP financial information.

The weighted average number of diluted shares outstanding as of March 31, 2018 was 12,073,776 shares.

As of the first quarter of 2018 our independent sales agencies in the United States employed 84 full-time equivalent sales representatives specifically focused on pediatrics, up 9 from the 75 employed in the fourth quarter of 2017. This increase is well ahead of the 18 planned additions for the full year 2018.

Purchases of property and equipment during the first quarter of 2018 were $2.8 million, a 108.0% increase compared to $1.3 million for the same period last year. The primary driver of this increase was the deployment of consigned sets, which include product specific instruments as well as cases and trays.

As of March 31, 2018, cash and cash equivalents were $34.6 million, compared to $42.6 million as of December 31, 2017, and the Company had approximately $25.4 million in total outstanding indebtedness, including $3.9 million outstanding under the revolving credit facility.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, May 15, 2018 at 8:00 a.m. ET to discuss its financial results. The dial-in numbers are (855) 289-4603 for domestic callers and (614) 999-9389 for international callers. The conference ID number is 2290769. A live webcast of the conference call will be available online at OrthoPediatrics’ investor relations website, ir.orthopediatrics.com.

A replay of the webcast will remain available online at OrthoPediatrics’ investor relations website, ir.orthopediatrics.com, until OrthoPediatrics releases its second quarter 2018 financial results. In addition, a telephonic replay of the conference call will be available until May 22, 2018. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The replay conference ID number is 2290769.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 15, 2018. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net loss, plus interest expense (income), net plus other expense (income), depreciation and amortization, stock-based compensation expense, accelerated vesting of restricted stock upon our IPO, public company costs and initial public offering costs. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the metric as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain a reconciliation of Net Income to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 25 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 38 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash	$34,591	$42,582
Accounts receivable - trade, less allowance for doubtful accounts of $131
and $143, respectively	6,838	5,603
Inventories, net	22,004	19,498
Inventories held by international distributors, net	1,402	1,047
Prepaid expenses and other current assets	1,114	831
Total current assets	65,949	69,561

Property and equipment, net	12,280	10,391

Other assets:
Amortizable intangible assets, net	2,154	2,089
Other intangible assets	260	260
Total other assets	2,414	2,349

Total assets	$80,643	$82,301

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$7,197	$5,495
Accrued compensation and benefits	2,313	2,905
Current portion of long-term debt with affiliate	114	113
Other current liabilities	946	954
Total current liabilities	10,570	9,467
Long-term liabilities:
Long-term debt with affiliate, net of current portion	21,389	21,418
Revolving credit facility with affiliate	3,930	3,921
Total long-term liabilities	25,319	25,339

Total liabilities	35,889	34,806

Commitments and contingencies

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized;
12,770,796 shares and 12,621,781 shares issued and outstanding as of
March 31, 2018 (unaudited) and December 31, 2017	2	2
Additional paid-in capital	152,601	150,424
Accumulated deficit	(108,066)	(103,066)
Accumulated other comprehensive income	217	135
Total stockholders' equity	44,754	47,495

Total liabilities and stockholders' equity	$80,643	$82,301

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2018	2017
Net revenue	$12,094	$9,762
Cost of revenue	3,175	2,347
Gross profit	8,919	7,415

Operating expenses:
Sales and marketing	6,079	4,192
General and administrative	6,017	3,373
Research and development	1,218	687
Total operating expenses	13,314	8,252

Operating loss	(4,395)	(837)

Other expenses:
Interest expense, net	552	445
Other expense	53	3
Total other expenses	605	448

Net loss	$(5,000)	$(1,285)
Net loss attributable to common stockholders	$(5,000)	$(2,711)
Weighted average common shares - basic and diluted	12,073,776	1,744,356
Net loss per share attributable to common stockholders - basic and diluted	$(0.41)	$(1.55)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	For the Three Months Ended March 31,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(5,000)	$(1,285)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	681	498
Stock-based compensation	2,177	339
Changes in certain current assets and liabilities:
Accounts receivable - trade	(1,235)	198
Inventories	(2,202)	(1,360)
Inventories held by international distributors	(355)	207
Prepaid expenses and other current assets	(283)	(191)
Accounts payable - trade	1,702	2,167
Accrued expenses and other liabilities	(600)	(578)
Other	82	—
Net cash used in operating activities	(5,033)	(5)

INVESTING ACTIVITIES
Purchases of licenses	(159)	(300)
Purchases of property and equipment	(2,771)	(1,332)
Net cash used in investing activities	(2,930)	(1,632)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	—	2,500
Payments on mortgage notes	(28)	(26)
Net cash provided by financing activities	(28)	2,474

NET INCREASE (DECREASE) IN CASH	(7,991)	837

Cash, beginning of year	42,582	1,609
Cash, end of period	$34,591	$2,446

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$552	$445
Accretion of redeemable convertible preferred stock	$—	$1,426
Transfer of instruments from property and equipment to inventory	$304	$567

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
Product sales by geographic location:	2018	2017
U.S.	$8,653	$7,336
International	3,441	2,426
Total	$12,094	$9,762

	Three Months Ended March 31,
Product sales by category:	2018	2017
Trauma and deformity	$9,123	$7,740
Scoliosis	2,685	1,922
Sports medicine/other	286	100
Total	$12,094	$9,762

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2018	2017
Net Loss	$(5,000)	$(1,285)
Interest expense, net	552	445
Other expense	53	3
Depreciation and amortization	672	498
Stock-based compensation	420	339
Accelerated vesting of restricted stock upon our IPO	1,757	—
Public company costs	337	—
Adjusted EBITDA	$(1,209)	$—